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                                                                    EXHIBIT 3.10

                        [LETTERHEAD OF TANNER PROPP, LLP]

                                                      August 8, 1996

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Re: FRM Nexus, Inc.

Gentlemen and Ladies:

      We are counsel for Programming and Systems, Inc. and FRM Nexus, Inc. and write to furnish our opinion in connection with the 1,211,635 shares of common stock of Nexus, Inc. (the "Shares") to be issued to shareholders of Programming and Systems, Inc. pursuant to the authorizing documents submitted herewith. Accompanying this opinion are copies of three Orders of the United States District Court for the Southern District of New York (the "Court") dated February 2, 1994, June 12, 1995 and July 23, 1996 (the "Orders").

      The Shares are being issued to shareholders of Programming and Systems, Inc. ("PSI") pursuant to the Orders in exchange for their claims, and the terms and conditions of such issuance and exchange have been approved by the Court after a hearing upon the fairness of such terms and conditions at which all persons to whom the Shares will be issued had the right to appear and be heard. Accordingly it is our opinion that the issuance of the Shares are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof.

                                           Very truly yours,


                                           /s/ Tanner Propp LLP.
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